D-Wave and Carahsoft Partner to Expand Distribution of Quantum Computing Solutions
to the Public Sector
Collaboration Supports Growing Public Sector Interest and Investment in Annealing Quantum Computing Technology to Address Complex Optimization Problems Today

PALO ALTO, Calif., and RESTON, Va. – January 15, 2025 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, and Carahsoft Technology Corp., The Trusted Government IT Solutions Provider®, today announced a partnership. Under the agreement, Carahsoft will serve as D-Wave’s Master Government Aggregator®, making the Company’s cutting-edge quantum computing technologies available to the Public Sector through Carahsoft’s reseller partners and NASA Solutions for Enterprise-Wide Procurement (SEWP) V, Information Technology Enterprise Solutions – Software 2 (ITES-SW2), The Interlocal Purchasing System (TIPS), OMNIA Partners, E&I Cooperative Services Contract and The Quilt contracts.

“We believe this partnership is key to accelerating Government adoption of quantum, as it opens up access to annealing quantum computing now available through Carahsoft’s contract vehicles,” said Lorenzo Martinelli, chief revenue officer at D-Wave. “We anticipate this partnership will increase visibility, accessibility and adoption of our solutions with U.S. Government and Public Sector entities, enabling them to harness powerful, commercial-grade quantum technology today to serve our country’s interests.”

D-Wave provides measurable value to Government agencies, national labs, systems integrators, and organizations serving the Public Sector through its annealing quantum computing systems, software and services. Customers can leverage D-Wave’s technologies to create quantum and hybrid quantum applications that help address a variety of Public Sector priorities, including national defense, intelligence, emergency response and management, energy reliability and resilience, and infrastructure optimization, while also facilitating critical research in areas such as materials science.

Through this partnership, D-Wave and Carahsoft will co-market D-Wave’s comprehensive solutions to the Public Sector through Carahsoft’s reseller network. These solutions include real-time access to the D-Wave AdvantageTM quantum computing systems through the LeapTM quantum cloud service, workforce training programs to upskill current Public Sector employees, and specialized support from D-Wave’s professional services team to develop applications for specific Public Sector use cases.

“As agencies face increasingly complex optimization challenges, we believe it is critical that they leverage advanced quantum solutions to tackle these problems,” said Troy Meraw, Program Manager for Quantum Technologies at Carahsoft. “By partnering with D-Wave and working with our reseller partners, we can provide Government agencies with access to real-time quantum solutions that could help address national priorities, from defense to infrastructure optimization.”

D-Wave’s solutions are available through Carahsoft’s SEWP V contracts NNG15SC03B and NNG15SC27B, ITES-SW2 Contract W52P1J-20-D-0042, TIPS Contract #220105, OMNIA Partners Contract #R191902, E&I Contract #EI00063~2021MA and The Quilt Master Service Agreement Number MSA05012019-F. For more information, contact the Carahsoft team at (888) 662-2724 or DWave@carahsoft.com.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens

Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

Contact
Alex Daigle
media@dwavesys.com

About Carahsoft
Carahsoft Technology Corp. is The Trusted Government IT Solutions Provider, supporting Public Sector organizations across Federal, State and Local Government agencies and Education and Healthcare markets. As the Master Government Aggregator® for our vendor partners, we deliver solutions for MultiCloud, Artificial Intelligence, Cybersecurity, DevSecOps, Big Data, Open Source, Customer Experience and more. Working with resellers, systems integrators and consultants, our sales and marketing teams provide industry leading IT products, services, and training through hundreds of contract vehicles. Visit us at www.carahsoft.com.

Contact
Mary Lange
(703) 230-7434
pr@carahsoft.com

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

2